IDX Funds 485BPOS

Exhibit 99(e)(2)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (the “Amendment”) to the distribution agreement (the “DA”) dated as of April 8, 2022, by and between IDX Funds and Foreside Fund Services, LLC (together, the “Parties”) is effective as of October 19, 2022.

WHEREAS, the Parties desire to amend Exhibit A to the DA.

WHEREAS, pursuant to Section 18 of the DA, no provisions may be amended or modified in any manner except by a written agreement signed by both Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.	Exhibit A to the DA is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

2.	Except as expressly amended hereby, all of the provisions of the DA shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

3.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

FORESIDE FUND SERVICES, LLC		IDX FUNDS

By:		By:
	Teresa Cowan, President		Andrew Swan, CEO
	Date: 10/19/22		Date: 10/19/2022

DISTRIBUTION AGREEMENT

Fund Names

IDX Risk-Managed Bitcoin Strategy Fund

IDX Commodity Opportunities Fund